Exhibit 3

RESULTS 4Q14F e b r u a r y 4 , 2 0 1 5

||Forward looking informationThis presentation contains certain forward-looking statements and information relating to CEMEX Latam Holdings, S.A. and its subsidiaries (collectively, _CLH_) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CLH to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CLH and CEMEX, S.A.B. de C.V. and its subsidiaries (_CEMEX_) operate, CLH´s ability to comply with the framework agreement signed with CEMEX, CEMEX_s ability to satisfy its obligations under its debt agreements as well as under the indentures that govern its high yield notes, CLH and CEMEX_s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CLH and CEMEX_s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CLH does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise.Unless the context otherwise requires it, all references to prices in this document means our prices for our products.UNLESS OTHERWISE NOTED, ALL CONSOLIDATED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS.Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.2

||Financial Results SummaryNet Sales Operating EBITDA (US$M) (US$M)Net sales in 2014 & 4Q14grew by 9% and 8%, respectively, on an adjusted basis1, compared to the same periods in 2013Positive dynamics in salesin 2014 and 4Q14, on an adjusted basis1, was driven by higher revenue in most of our marketsOperating EBITDAdeclined by 1% during 4Q14 and by 2% during 2014, compared to the same periods in 2013, also on an adjusted basis1(1) Adjusting for foreign-exchange fluctuations and the effect of our housing solutions projects in 3 Colombia -1% -13% -9% -15%1,750 1,725 462633 158 400 5771342013 2014 4Q13 4Q14 2013 2014 4Q13 4Q14

|| Financial Results Summary



Operating EBITDA Margin
(%)
-2.7pp
-0.7pp
36.2%
33.5%
34.2%
33.5%
2013
2014
4Q13
4Q14

EBITDA margin in 2014

declined mainly as a result of higher scheduled maintenance works

EBITDA margin in 4Q14

declined by 0.7pp vs. 4Q13, explained by lower margins in our operations in Colombia, offsetting higher margins in Panama and Costa Rica

Maintenance works

in our kilns are carried out every 12 to 18 months; during 2014 we carried out scheduled maintenance works in most of our kilns

4

||Consolidated Volumes and Prices2014 vs. 4Q14 vs. 4Q14 vs.2013 4Q13 3Q14Domestic Volume 5% 1% (4%)gray Price (USD) (4%) (9%) (7%)cementPrice (LtL1) 1% 0% 0%Volume 8% 10% (9%)Ready-mix concrete Price (USD) (4%) (9%) (9%)Price (LtL1) 1% 1% (1%)Volume 18% 13% (8%)Aggregates Price (USD) (5%) (6%) (8%)Price (LtL1) 0% 5% 2%Continued growth trendin consolidated volumes in all of our three products5th consecutive yearwith cement and ready-mix volume growth in our operations in ColombiaNew sales volume recordsin 2014 in our aggregates operations in Panama, in cement and aggregates in Nicaragua and in ready-mix in GuatemalaStable prices in 4Q14in our cement operations, in local currency terms compared to 3Q145

REGIONAL HIGHLIGHTS4 Q 1 4 R e s u l t s

Results Highlights Colombia

||Colombia _Results Highlights2014 2013 % var 4Q14 4Q13 % varNet Sales 993 1,025 (3%) 225 291 (23%)Financial Summary Op. EBITDA 363 424 (14%) 82 119 (31%)US$ Million as % net sales 36.5% 41.3% (4.8pp) 36.6% 40.9% (4.3pp)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14 Cement 16% 10% (1%) Volume Ready mix 14% 12% (8%) Aggregates 20% 9% (7%)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement (4%) (6%) 0%Price (Local Currency) Ready mix 1% 1% 0% Aggregates 1% 7% 1%Double-digit growthin volumes in our three core products in 2014 compared to 2013Prices in local currencyremained stable in our cement and ready-mix operations in 4Q14, compared to 3Q14Net sales in 2014 and 4Q14grew by 14% and 10%, respectively, year-over-year, on an adjusted basis1EBITDA in 2014 and 4Q14also on an adjusted basis1, declined by 6% and 12%, respectively, compared to the same periods in 2013(1) Adjusting for foreign-exchange fluctuations and the effect of our housing solutions projects in 8 Colombia

||Colombia _Residential SectorPositive trend in residential sector in 2014 driven by government-sponsored initiatives and a favorable performance in self-constructionFormal housing to benefitfrom government-sponsored initiatives in 2015Projects in subsidy programexperienced delays in 2014, but most are expected to start construction works in 2015New free-home program including 100,000 low-income houses is currently in the planning phase and should start construction in the short termOur volumes in 2015to the residential sector are expected to grow at a mid-single digit rate 9

|| Colombia – Infrastructure Sector



Activity in the infrastructure sector in 2014 was supported by ongoing highway projects

In the January to September 2014 period, civil works GDP increased by 18% vs. 2013

US$ 1.85 B allocated
for infrastructure under the *Royalty Fund*

10 highway projects of 4G
have been awarded; government expects to start awarding projects under 2nd phase in May 2015

Sector to continue benefiting
in 2015 from ongoing highway projects like *Ruta del Sol* and *Corredores de la Prosperidad*

Our volumes in 2015
to infrastructure sector are expected to grow at a high single digit rate, compared to 2014

10

||Colombia _Industrial and Commercial SectorBuilding permits in this sector have increased by about 13% in the January to November period, compared to 2013Strong performance in 2014with our volumes to the industrial and commercial sectors growing at a double-digit rate, compared to 2013High activity supportedby office and commercial buildingsOur volumes in 2015to this sector are expected to grow at a mid-single digit rate vs. 201411

Results Highlights Panama

||Panama _Results Highlights2014 2013 % var 4Q14 4Q13 % varNet Sales 315 310 2% 74 72 2%Financial Summary Op. EBITDA 140 139 0% 31 25 25%US$ Million as % net sales 44.3% 44.9% (0.6pp) 42.5% 34.8% 7.7pp2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14 Cement (15%) (16%) (22%) Volume Ready mix (1%) 6% (14%) Aggregates 4% 21% (3%)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement 12% 11% 1%Price (Local Currency) Ready mix 0% 1% (2%) Aggregates (1%) 1% 4%Positive volume dynamicsin our ready-mix and aggregates operations during 4Q14 vs. 4Q13 Lower cement volumes in 4Q14 vs. 4Q13, explained by lower consumption from the Canal expansion project and the conclusion of Cinta Costera 3, a project that in 4Q13 was still in execution New sales and EBITDA recordduring 2014EBITDA margin in 4Q14increased by 7.7pp driven by higher prices of our products and the effect of scheduled maintenance works in our 4Q13 margins 13

||Panama _Sector HighlightsThe residential sector was the main driver for demand of our products during 2014Infrastructure in 2015to benefit from ongoing projects, like the wind farm in the central region, and new projects, like the second line of the subway which is expected to start in the short termIndustrial & commercialhad a positive volume performance during 4Q14 vs. 4Q13Our volumes in 2015to the residential and industrial and commercial sectors are expected to grow at a low to mid-single digit rate

Results Highlights Costa Rica

||Costa Rica _Results Highlights2014 2013 % var 4Q14 4Q13 % varNet Sales 153 155 (1%) 39 38 3%Financial Summary Op. EBITDA 69 69 0% 18 17 6%US$ Millionas % net sales 45.4% 44.6% 0.8pp 46.9% 45.7% 1.2pp2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement (2%) (12%) 1%Volume Ready mix (22%) (14%) (3%)Aggregates 5% 24% (6%)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement 6% 11% 1%Price (Local Currency) Ready mix 3% (3%) (3%)Aggregates (4%) (4%) (2%)Cement and ready-mix vols.in 4Q14 continued to be affected by the slowdown in construction activity and delays in new projectsIncluding exported cementour total daily cement volumes in 4Q14 increased by 2% vs. 4Q13Higher sales and EBITDAin 4Q14 vs. 4Q13EBITDA margin expansionof 0.8pp in 2014 year-over-year16

Costa Rica– Sector Highlights


Infrastructure remained the main driver for cement demand in 2014

Government is committed
to continue supporting investment in infrastructure

Infrastructure to benefit
going forward from the start of new projects like the APM container port terminal, which has already been approved, and the *Capulín* dam

Other ongoing projects
include the Guacamaya overpass and the Circunvalación Norte in San José

We remain confident
on medium-term outlook and are expanding our capacity by 25%; the project is expected to be completed in a 3-year period

17

Results Highlights Rest of CLH

||Rest of CLH _Results Highlights2014 2013 % var 4Q14 4Q13 % varNet Sales 277 275 1% 67 64 3%Financial Summary Op. EBITDA 78 77 2% 18 18 3%US$ Millionas % net sales 28.3% 28.0% 0.3pp 27.5% 27.6% (0.1pp)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement (1%) (3%) (1%)Volume Ready mix 2% 8% 3%Aggregates 56% 50% (28%)2014 vs. 2013 4Q14 vs. 4Q13 4Q14 vs. 3Q14Cement 2% 4% (0%)Price (Local Currency) Ready mix 7% 8% (4%)Aggregates (1%) 14% 10%Positive volume performancein all of our products in Nicaragua and Guatemala in 4Q14 vs. 4Q13Aggregates volumes in 2014 increased by 56%, driven by several highway projects in NicaraguaHigher prices in 4Q14in local currency terms in our three core products compared to 4Q1319

|| Rest of CLH _Sector HighlightsInfrastructure was the main driver for cement demand in Nicaragua in 2014In Guatemala, during 4Q14 we participated in the construction of the first wind farm in the countryIn NicaraguaInfrastructure is expected to continue its positive trend with new projects like the Tumarín hydroelectric damWe also expect to continue with our participation in the housing projects for the population affected by the earthquake in April 2014In Guatemalawe expect the positive activity in the commercial sector to continue into 201520

FREE CASH FLOW4 Q 1 4 R e s u l t s

||Free Cash FlowUS$ Million 2014 2013 % var 4Q14 4Q13 % varOperating EBITDA . EBITD 577 633 (9%) 134 158 (15%)- Net Financial Expense 90 114 15 27—Maintenance Capex 63 51 25 29—Change in Working Cap 64 35 68 (8)- Taxes Paid 110 118 29 33—Other Cash Items (net) (2) 16 (2) 11 Free Cash FlowFree Cash Flow 252 299 (16%) (1) 66 n/a After Maintenance Capex- Strategic Capex 80 43 40 12 Free Free Cash Cash Flow Flow 172 256 (33%) (40) 54 n/a FCF generation in 2014reached US$172 million and was used to reduce debtInvestment in working capitalin 4Q14 increased due to the payment of fees and royalties to CEMEX, that had been previously accruedStrategic capexin 2014 reached US$80 million and is mainly related to our expansion project in Colombia, and our new grinding facility in NicaraguaNet debt was reduced byabout US$164 million during 2014 to US$1,140 million22

APPENDIX4 Q 1 4 R e s u l t s

||Consolidated debt maturity profile US$ Million652254142 1422015 2016 2017 2018US$1,191 millionTotal debt as of December 31, 2014

|| Definitions

Cement:	When providing cement volume variations, refers to our domestic gray cement operations.
Operating EBITDA:	Operating earnings before other expenses, net plus depreciation and operating amortization.
Maintenance capital expenditures:	Investments incurred for the purpose of ensuring CLH's operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.
Strategic capital expenditures:	Investments incurred with the purpose of increasing CLH's profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.
LC:	Local currency.
pp:	Percentage points.
Like-to-like Percentage Variation (l-t-l%var):	Percentage variations adjusted for investments/divestments and currency fluctuations.
Rest of CLH:	Includes Brazil, Guatemala, El Salvador and Nicaragua.

27

|| Contact information

CEMEX LatAm Holdings

Investor Relations

Patricio Treviño Garza
Phone: +57(1) 603-9823
E-mail: patricio.trevinog@cemex.com

Stock Information

Colombian Stock Exchange
CLH

Calendar of Events

22 – Apr – 2015
1Q15 Earnings Report and Conference Call

16 – Jul – 2015
2Q15 Earnings Report and Conference Call

21 – Oct – 2015
3Q15 Earnings Report and Conference Call

RESULTS 4Q14F e b r u a r y 4 , 2 0 1 5